Exhibit 99.1
News Release
FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 29, 2009	Michael A. Carty at (812) 238-6264
First Financial Corporation reports 1st Quarter Operating Results
TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced the results of first-quarter performance. Total loans increased by $59 million or 4.14% over the same period in 2008. Commercial, financial and agriculture lending increased by $27.3 million, 5.8% over the same period in 2008, while consumer loans increased by $40 million or 14.2%. This increase was funded primarily by the reduction of non-earning assets, cash and due from banks and a decrease in the amount of excess funds sold daily to correspondents.
Total deposits at March 31, 2009 of $1.581 billion were $11.3 million less than at the same period in 2008 due to the daily fluctuation in demand deposits. Average deposits for the quarter were $15 million higher than in the same quarter of 2008.
Net interest income continues to be a source of strength for the Corporation as it increased by $1.5 million to $20.5 million in 2009 from $19 million in 2008. The net interest margin increased by 18 basis points to 4.03%
The Corporation increased the quarterly provision for loan and lease losses by $905 thousand when compared to the same period of 2008 as the recession continues to impact our customer base. Although there were no significant changes in classified credits during the quarter, management believes that the continued economic stress placed on borrowers warrants additional provisions for loan losses and a higher allowance for loan losses.
Non-interest income was $3.9 million less than the same period of 2008 and is mostly the result of the Corporation choosing to recognize losses related to other-than-temporary impairment on two collateralized debt obligations (CDO’s). The companies whose securities comprise these CDO’s continue to be negatively affected by the economic downturn. The Corporation did not choose early adoption of the Financial Accounting Standards Board’s revised pronouncements and staff positions because of the confusing income statement presentation which would have reflected losses on the above mentioned CDO’s in excess of their cost.
Net income of $4.5 million is 34.8% less than that reported in the same period of 2008 as the additional provision for loan losses and the write down on CDO’s exceeded the increases in net interest income. Although we are seeing signs of an improving economy, the Corporation believes that a conservative approach to loss recognition is appropriate. Recovery of recognized losses is expected should the economic cycle improve; however, there can be no assurance that such recoveries, if any, will occur or, if such recoveries occur, any assurance as to the timing of such recoveries.

First Financial Corporation believes that with a strong capital base which increased during the first quarter by $2.7 million, it is well positioned weather the economic downturn.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.first-online.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

First Financial Corporation
For the Quarter Ending March 31, 2009
(Dollar amounts in thousands except per share data)

	03/31/09	03/31/08	Change	% Change

Quarter to Date Information:

Net Income	$4,530	$6,950	$(2,420)	-34.82%
Earnings Per Average Share	$0.35	$0.53	$(0.18)	-33.96%
Return on Assets	0.79%	1.23%	-0.44%	-35.77%
Return on Equity	6.17%	9.62%	-3.45%	-35.86%
Net Interest Margin	4.03%	3.85%	0.18%	4.68%
Net Interest Income	$20,463	$18,956	$1,507	7.95%
Non-Interest Income	$4,746	$8,649	$(3,903)	-45.13%
Non-Interest Expense	$16,697	$16,424	$273	1.66%
Loss Provision	$2,830	$1,925	$905	47.01%
Net Charge Offs	$2,081	$1,833	$248	13.53%
Efficiency Ratio	62.89%	51.27%	11.62%	22.66%

Balance Sheet:

Assets	$2,293,847	$2,298,834	$(4,987)	-0.22%
Deposits	$1,581,323	$1,592,650	$(11,327)	-0.71%
Loans	$1,484,804	$1,425,716	$59,088	4.14%
Shareholders’ Equity	$295,917	$293,228	$2,689	0.92%
Book Value Per Share	$22.56	$22.38	$0.18	0.81%
Average Assets	2,301,617	2,268,177	33,440	1.47%